Exhibit 23.2

Consent of Brown, Edwards and Company, LLP

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8, relating to the New Peoples Bankshares, Inc. 2001 Stock Option Plan of our report dated March 4, 2005, relating to the consolidated balance sheets of New Peoples Bankshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and stockholders’ equity and cash flows for the years then ended appearing in New Peoples Bankshares, Inc.’s Annual Report on Form 10-K as amended by Form 10-K/A for the year ended December 31, 2004, and our report dated April 29, 2005 with respect to management’s report on internal control over financial reporting and the effectiveness of internal control over financial reporting of New Peoples Bankshares, Inc. appearing in the Annual Report on Form 10-K/A of New Peoples Bankshares, Inc. for the year ended December 31, 2004, and to all references to our firm included in this registration statement.

/s/ Brown, Edwards and Company, LLP

November 8, 2005